Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Modine Reports Fourth Quarter Fiscal 2024 Results

Continued growth in targeted markets and outstanding gross margin improvement provided a strong finish to fiscal 2024

Fiscal 2025 outlook indicates revenue growth driven by Climate Solutions and strong earnings and margin expansion across both segments

Racine, WI – May 21, 2024 – Modine (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter and fiscal year ended March 31, 2024.

Fourth Quarter Highlights:

•	Net sales of $603.5 million decreased 2 percent from the prior year, organic sales were flat
•	Operating income of $46.8 million decreased $1.7 million from the prior year, including $12.9 million of restructuring expenses
•	Adjusted EBITDA of $78.8 million increased $13.3 million, or 20 percent, from the prior year
•	Earnings per share of $0.48 decreased $1.21, largely due to the reversal of a tax valuation allowance in the prior year
•	Adjusted earnings per share of $0.77 increased $0.10, or 15 percent, from the prior year

Full Year Highlights:

•	Net sales of $2.4 billion increased 5 percent from the prior year
•	Operating income of $240.7 million increased $90.3 million, or 60 percent, from the prior year
•	Adjusted EBITDA of $314.3 million increased $102.2 million, or 48 percent, from the prior year
•	Earnings per share of $3.03 compared to $2.90 in the prior year, and adjusted earnings per share of $3.25 increased $1.30, or 67 percent, from the prior year

Fiscal 2025 Outlook:

•	Net sales growth between 5% to 10%
•	Adjusted EBITDA growth of 16% to 22%, resulting in an Adjusted EBITDA range of $365 million to $385 million
•	Adjusted earnings per share of $3.55 to $3.85

“Our fiscal 2024 results were among the best in the company’s history, clearly benefiting from our actions to transform Modine and drive sustainable margin improvement,” said Modine President and Chief Executive Officer, Neil D. Brinker. “We delivered another year of record sales and adjusted EBITDA, led by our data center business with revenues increasing 69 percent from the prior year. Performance Technologies showed tremendous improvement, with gross margin increasing by 600 basis points to 20 percent in the fourth quarter and delivering a gross margin of 18.2 percent for the fiscal year. Our adjusted EBITDA margin of 13.1 percent in fiscal 2024 was comfortably above the high end of the 10 to 12 percent range we laid out at our 2022 Investor Day. We continue to track ahead of those initial expectations and expect these improvements to continue into fiscal 2025.”

Fourth Quarter Financial Results

Net sales decreased 2 percent to $603.5 million, compared with $618.1 million in the prior year, including a $24.2 million impact from businesses divested in the third fiscal quarter. Organic sales were flat compared with the prior year.

Gross profit increased 21 percent to $135.3 million and gross margin improved by 420 basis points to 22.4 percent, primarily due to the benefits from ongoing 80/20 initiatives, higher average selling prices, lower material costs and favorable sales mix.

Selling, general and administrative (“SG&A”) expenses increased $14.7 million to $75.6 million. The increase was primarily due to higher compensation-related expenses, including higher incentive compensation driven by improved financial results and acquisition and integration costs.

Operating income was $46.8 million, compared to $48.5 million in the prior year. The decrease was driven by higher SG&A and restructuring expenses as compared to the prior year, partially offset by higher gross profit. During the fourth quarter of fiscal 2024, the Company recorded $12.9 million of restructuring expenses, primarily related to targeted headcount reductions to reduce overhead costs by consolidating technical services, and $4.1 million of acquisition and integration costs. During the fourth quarter of fiscal 2023, the Company recorded $2.8 million of restructuring expenses, and environmental charges of $0.4 million. Adjusted EBITDA, which excludes restructuring expenses, certain other charges, and depreciation and amortization expense, was $78.8 million, an increase of $13.3 million, or 20 percent, compared with $65.5 million in the prior year.

Earnings per share was $0.48, compared with $1.69 in the prior year. This decrease was primarily due to the reversal of a tax valuation allowance in the prior year.  Adjusted earnings per share was $0.77, compared with adjusted earnings per share of $0.67 in the prior year. This improvement of $0.10, or 15 percent, was primarily driven by higher gross profit.

Fourth Quarter Segment Review

•
Climate Solutions segment sales were $264.5 million, compared with $263.0 million one year ago, an increase of 1 percent. This increase was driven by higher sales of data center cooling products including the impact from the acquisition of Scott Springfield Manufacturing on March 1, 2024, partially offset by lower sales of heat transfer products. The segment reported gross margin of 25.9 percent, which was 270 basis points higher than the prior year, primarily due to favorable sales mix and improved operating efficiencies. The segment reported operating income of $39.2 million, a 15 percent increase from the prior year. Adjusted EBITDA was $47.5 million, an increase of $5.7 million, or 14 percent, from the prior year.

•
Performance Technologies segment sales were $344.4 million, compared with $364.1 million one year ago, a decrease of 5 percent. Excluding the impact of divestitures, organic sales grew 2 percent. This increase primarily resulted from higher sales to off-highway and specialty vehicle customers partially offset by lower sales to automotive customers. The segment reported gross margin of 20.0 percent, up 600 basis points from the prior year. The segment reported operating income of $26.6 million, a $2.1 million improvement compared to the prior year, primarily due to higher gross profit partially offset by higher SG&A and restructuring expenses as compared to the prior year. Adjusted EBITDA was $46.1 million, an increase of $12.8 million, or 38 percent, from the prior year.

Full-Year Financial Results

Net sales increased 5 percent to $2,407.8 million. The increase was driven by higher sales in both segments, with particularly strong gains in sales of data center products. Gross margin increased 490 basis points to 21.8 percent, primarily due to higher average selling prices, lower material costs, and improved operating efficiencies, partially offset by higher labor and inflationary costs, as compared to the prior year.

The Company reported operating income of $240.7 million compared to $150.4 million in the prior year, an improvement of $90.3 million, or 60 percent. During fiscal 2024, the Company recorded a $4.0 million gain on the sale of German automotive businesses, $15.0 million in restructuring expenses, and $6.5 million of other charges including acquisition-related costs and environmental charges. During fiscal 2023, the Company recorded restructuring expenses and other charges totaling $7.2 million. Excluding these items and depreciation and amortization expense, adjusted EBITDA was $314.3 million in fiscal 2024 and $212.1 million in fiscal 2023, an improvement of $102.2 million, or 48%. Earnings per share in fiscal 2024 was $3.03 compared with $2.90 in fiscal 2023, and adjusted earnings per share in fiscal 2024 was $3.25, compared with $1.95 in fiscal 2023.

Balance Sheet & Liquidity

Net cash provided by operating activities for the year ended March 31, 2024 was $214.6 million, an increase of $107.1 million compared to the prior year. Free cash flow for the year ended March 31, 2024 was $126.9 million, an improvement of $70.1 million from the prior year, primarily resulting from higher operating earnings and favorable net changes in working capital as compared to the prior year. Cash payments for restructuring activities, acquisition and integration costs, environmental costs and certain other items during the year ended March 31, 2024 totaled $14.2 million.

Total debt was $431.6 million as of March 31, 2024. Cash and cash equivalents at March 31, 2024 were $60.1 million. Net debt was $371.5 million as of March 31, 2024, an increase of $85.9 million from the end of fiscal 2023.  This increase was primarily due to incremental borrowings to fund the acquisition of Scott Springfield Manufacturing in the fourth quarter of fiscal 2024, partially offset by free cash flow generated throughout fiscal 2024.

Outlook

“Our strong fiscal 2024 results and the redeployment of capital to our highest return opportunities provide momentum as we enter fiscal 2025,” added Brinker. “The Climate Solutions segment will continue to leverage revenue growth in our targeted markets, along with the benefit of our most recent acquisition of Scott Springfield Manufacturing. Supported by a strong backlog and pipeline, we are adding additional data center manufacturing capacity in the US, Canada and in the UK to ensure that we can meet demand from our customers in the future. Our Performance Technologies segment will remain focused on driving favorable changes in the mix of revenue, resulting in higher margins and earnings. Overall, we expect revenue growth to be driven by continued strength in the data center market and growth in other targeted markets, partially offset by lower sales resulting from the impact of Performance Technologies divestitures and other planned reductions. We expect further margin improvements in both segments as we leverage 80/20 to focus our investments, improve our sales mix, and increase our operational efficiency. I am proud of what this team has accomplished, and am confident that our strategies will result in further improvements as we work to meet our commitments and reach our goals.”

Based on current exchange rates and market outlook, Modine provides its outlook for fiscal 2025:

Fiscal 2025	Current Outlook
Net Sales	+5% to 10%
Adjusted EBITDA	$365 to $385 million
Adjusted EPS	$3.55 to $3.85

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Wednesday, May 22, 2024 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss its fourth quarter and fiscal year 2024 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after May 22, 2024. A call-in replay will be available through midnight on May 29, 2024 at 877-660-6853, (international replay 201-612-7415); Conference ID# 13745088. The Company will post a transcript of the call on its website on or after May 28, 2024.

About Modine

At Modine, we are Engineering a Cleaner, Healthier World™. Building on more than 100 years of excellence in thermal management, we provide trusted systems and solutions that improve air quality and conserve natural resources.  More than 11,000 employees are at work in every corner of the globe, delivering the solutions our customers need, where they need them. Our Climate Solutions and Performance Technologies segments support our purpose by improving air quality, reducing energy and water consumption, lowering harmful emissions and enabling cleaner running vehicles and environmentally friendly refrigerants. Modine is a global company headquartered in Racine, Wisconsin (U.S.), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” “projects,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the year ended March 31, 2023 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2023, September 30, 2023, and December 31, 2023. Other risks and uncertainties include, but are not limited to, the following: the impact of potential adverse developments or disruptions in the global economy and financial markets, including impacts related to inflation, energy costs, supply chain challenges or supplier constraints, tariffs, sanctions and other trade issues or cross-border trade restrictions; the impact of other economic, social and political conditions, changes and challenges in the markets where we operate and compete, including foreign currency exchange rate fluctuations, increases in interest rates or tightening of the credit markets, recession or recovery therefrom, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties, including the impact on demand for our products and the markets we serve from regulatory and/or policy changes that have been or may be implemented in the U.S. or abroad, including those related to tax and trade, climate change, COVID-19 or future public health threats, and military conflicts, including the current conflicts in Ukraine and in the Middle East and heightened tensions in the Red Sea; the overall health and pricing focus of our customers; our ability to successfully realize anticipated benefits, including improved profit margins and cash flow, from our strategic initiatives and our application of 80/20 principles across our businesses; our ability to be at the forefront of technological advances and the impacts of any changes in the adoption rate of technologies that we expect to drive sales growth; our ability to accelerate growth organically and through acquisitions and successfully integrate acquired businesses; our ability to effectively and efficiently manage our operations in response to sales volume changes, including maintaining adequate production capacity to meet demand in our growing businesses while also completing restructuring activities and realizing benefits thereof; our ability to fund our global liquidity requirements efficiently and comply with the financial covenants in our credit agreements; operational inefficiencies as a result of product or program launches, unexpected volume increases or decreases, product transfers and warranty claims; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components and related costs, and our ability to adjust product pricing in response to any such increases; our ability to recruit and maintain talent in managerial, leadership, operational and administrative functions and to mitigate increased labor costs; our ability to protect our proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology (“IT”) systems; the impact of a material weakness identified in our internal controls related to IT system access in Europe on our financial reporting process; costs and other effects of environmental investigation, remediation or litigation and the increasing emphasis on environmental, social and corporate governance matters; our ability to realize the benefits of deferred tax assets; and other risks and uncertainties identified in our public filings with the U.S. Securities and Exchange Commission. Forward-looking statements are as of the date of this press release, and we do not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, net debt, free cash flow, organic sales and organic sales growth (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity. These measures are not, and should not be viewed as, substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted EBITDA and adjusted EBITDA margin

The Company defines adjusted EBITDA as net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, acquisition and integration costs, and certain other gains or charges.  Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales. The Company believes that adjusted EBITDA and adjusted EBITDA margin provide relevant measures of profitability and earnings power. The Company views these financial metrics as being useful in assessing operating performance from period to period by excluding certain items that it believes are not representative of its core business. Adjusted EBITDA, when calculated for the business segments, is defined as GAAP operating income excluding depreciation and amortization expenses, restructuring expenses, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, acquisition and integration costs, and excluding changes in income tax valuation allowances and certain other gains or charges. Adjusted earnings per share is an overall performance measure, not including costs associated with restructuring and acquisitions and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. Net debt is an indicator of the Company’s debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment. Free cash flow presents cash generated from operations during the period that is available for strategic capital decisions.

Definition – Organic sales and organic sales growth

Net sales and net sales growth can be impacted by acquisitions, dispositions, and foreign currency exchange rate fluctuations.  The Company defines organic sales as external net sales excluding the impact of acquisitions and the effects of foreign currency exchange rate fluctuations.  Organic sales growth represents the percentage change of organic sales compared to prior year external net sales, excluding the impact of dispositions.  The effect of exchange rate changes is calculated by using the same foreign currency exchange rates as those used to translate financial data for the prior period.  The Company adjusts for acquisitions and dispositions by excluding net sales in the current and prior periods, respectively, for which there are no comparable sales in the reported periods.  These sales growth measures provide a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations or acquisitions and dispositions.

Forward-looking non-GAAP financial measures

The Company’s fiscal 2025 guidance includes adjusted EBITDA and adjusted earnings per share, as defined above, which are non-GAAP financial measures. The full-year fiscal 2025 guidance includes the Company’s estimates for interest expense of approximately $28 to $30 million, a provision for income taxes of approximately $64 to $68 million, and depreciation and amortization expense of approximately $80 to $84 million. The non-GAAP financial measures also exclude certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), acquisition and integration costs, impairment charges and certain other items.  Beyond a $1.6 million inventory purchase accounting adjustment related to the acquisition of Scott Springfield Manufacturing, which we expect to charge to cost of sales during the first quarter of fiscal 2025, estimates of these expenses and gains for fiscal 2025 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2024	2023	2024	2023
Net sales	$603.5	$618.1	$2,407.8	$2,297.9
Cost of sales	468.2	505.9	1,882.2	1,908.5
Gross profit	135.3	112.2	525.6	389.4
Selling, general & administrative expenses	75.6	60.9	273.9	234.0
Restructuring expenses	12.9	2.8	15.0	5.0
Gain on sale of assets	-	-	(4.0)	-
Operating income	46.8	48.5	240.7	150.4
Interest expense	(6.3)	(6.0)	(24.1)	(20.7)
Other expense – net	(1.0)	(0.3)	(2.0)	(4.4)
Earnings before income taxes	39.5	42.2	214.6	125.3
(Provision) benefit for income taxes	(13.4)	48.1	(51.2)	28.3
Net earnings	26.1	90.3	163.4	153.6
Net earnings attributable to noncontrolling interest	(0.3)	(0.4)	(1.9)	(0.5)
Net earnings attributable to Modine	$25.8	$89.9	$161.5	$153.1

Net earnings per share attributable to Modine shareholders – diluted	$0.48	$1.69	$3.03	$2.90

Weighted-average shares outstanding – diluted	53.8	53.1	53.4	52.8

Condensed consolidated balance sheets (unaudited)
(In millions)

	March 31, 2024	March 31, 2023
Assets
Cash and cash equivalents	$60.1	$67.1
Trade receivables	422.9	398.0
Inventories	357.9	324.9
Other current assets	53.1	56.4
Total current assets	894.0	846.4
Property, plant and equipment – net	365.7	314.5
Intangible assets – net	188.3	81.1
Goodwill	230.9	165.6
Deferred income taxes	75.1	83.7
Other noncurrent assets	97.5	74.6
Total assets	$1,851.5	$1,565.9

Liabilities and shareholders’ equity
Debt due within one year	$31.7	$23.4
Accounts payable	283.4	332.8
Other current liabilities	230.7	150.9
Total current liabilities	545.8	507.1
Long-term debt	399.9	329.3
Other noncurrent liabilities	150.3	129.9
Total liabilities	1,096.0	966.3
Total equity	755.5	599.6
Total liabilities & equity	$1,851.5	$1,565.9

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In millions)

	Twelve months ended March 31,
	2024	2023
Cash flows from operating activities:
Net earnings	$163.4	$153.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	56.1	54.5
Gain on sale of assets	(4.0)	-
Stock-based compensation expense	10.8	6.6
Deferred income taxes	6.2	(59.6)
Other – net	6.1	4.8
Changes in operating assets and liabilities:
Trade accounts receivable	(8.3)	(40.7)
Inventories	(17.3)	(49.4)
Accounts payable	(59.1)	10.2
Accrued compensation and employee benefits	15.2	6.4
Other assets	12.0	19.6
Other liabilities	33.5	1.5
Net cash provided by operating activities	214.6	107.5

Cash flows from investing activities:
Expenditures for property, plant and equipment	(87.7)	(50.7)
Business acquisitions, net of cash acquired	(186.2)	-
Purchase of TMGcore, Inc. technology and related assets	(12.0)	-
Proceeds from (payments for) disposition of assets	(0.8)	0.3
Other – net	3.3	-
Net cash used for investing activities	(283.4)	(50.4)

Cash flows from financing activities:
Net increase (decrease) in debt	78.4	(26.1)
Purchase of treasury stock under share repurchase program	(13.3)	(7.3)
Other – net	(2.4)	0.1
Net cash provided by (used for) financing activities	62.7	(33.3)

Effect of exchange rate changes on cash	(0.8)	(2.0)

Net (decrease) increase in cash, cash equivalents and restricted cash	(6.9)	21.8

Cash, cash equivalents and restricted cash - beginning of period	67.2	45.4

Cash, cash equivalents and restricted cash - end of period	$60.3	$67.2

Modine Manufacturing Company
Segment operating results (unaudited)
(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2024	2023	2024	2023
Net sales:
Climate Solutions	$264.5	$263.0	$1,054.6	$1,011.9
Performance Technologies	344.4	364.1	1,378.0	1,316.2
Segment total	608.9	627.1	2,432.6	2,328.1
Corporate and eliminations	(5.4)	(9.0)	(24.8)	(30.2)
Net sales	$603.5	$618.1	$2,407.8	$2,297.9

	Three months ended March 31,				Twelve months ended March 31,
	2024		2023		2024		2023
Gross profit:	$’s	% of sales	$’s	% of sales	$’s	% of sales	$’s	% of sales
Climate Solutions	$68.5	25.9%	$61.1	23.2%	$275.4	26.1%	$223.6	22.1%
Performance Technologies	68.7	20.0%	50.9	14.0%	251.1	18.2%	166.1	12.6%
Segment total	137.2	22.5%	112.0	17.9%	526.5	21.6%	389.7	16.7%
Corporate and eliminations	(1.9)	-	0.2	-	(0.9)	-	(0.3)	-
Gross profit	$135.3	22.4%	$112.2	18.2%	$525.6	21.8%	$389.4	16.9%

	Three months ended March 31,		Twelve months ended March 31,
	2024	2023	2024	2023
Operating income:
Climate Solutions	$39.2	$34.2	$166.9	$124.1
Performance Technologies	26.6	24.5	123.4	65.6
Segment total	65.8	58.7	290.3	189.7
Corporate and eliminations	(19.0)	(10.2)	(49.6)	(39.3)
Operating income	$46.8	$48.5	$240.7	$150.4

Adjusted financial results (unaudited)
(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2024	2023	2024	2023
Net earnings	$26.1	$90.3	$163.4	$153.6
Interest expense	6.3	6.0	24.1	20.7
Provision (benefit) for income taxes	13.4	(48.1)	51.2	(28.3)
Depreciation and amortization expense	15.0	13.8	56.1	54.5
Other expense – net	1.0	0.3	2.0	4.4
Restructuring expenses (a)	12.9	2.8	15.0	5.0
Gain on sale of assets (b)	-	-	(4.0)	-
Acquisition and integration costs (c)	4.1	-	4.1	-
Environmental charges (d)	-	0.4	2.4	2.2
Adjusted EBITDA	$78.8	$65.5	$314.3	$212.1

Net earnings per share attributable to Modine shareholders - diluted	$0.48	$1.69	$3.03	$2.90
Restructuring expenses (a)	0.23	0.05	0.26	0.08
Gain on sale of assets (b)	-	-	(0.13)	-
Acquisition and integration costs (c)	0.06	-	0.06	-
Environmental charges (d)	-	0.01	0.03	0.04
Debt amendment costs (e)	-	-	-	0.01
Tax valuation allowances (f)	-	(1.08)	-	(1.08)
Adjusted earnings per share	$0.77	$0.67	$3.25	$1.95

(a)
Restructuring expenses primarily consist of employee severance expenses related to targeted headcount reductions and equipment transfer costs. The restructuring expenses recorded during the fourth quarter of fiscal 2024 primarily relate to severance expenses associated with the pending closure of a technical service center in Europe within the Performance Technologies segment. The tax benefit related to restructuring expenses during the fourth quarter of fiscal 2024 and fiscal 2023 was $0.5 million and $0.3 million, respectively. The tax benefit related to restructuring expenses during fiscal 2024 and fiscal 2023 was $1.0 million and $0.6 million, respectively.

(b)
The Company’s sale of three automotive businesses based in Germany closed on October 31, 2023. As a result of the sale, the Company recorded a $4.0 million gain on sale at Corporate during the third quarter of fiscal 2024. The tax benefit associated with the sale totaled $3.1 million.

(c)
On March 1, 2024, the Company acquired Scott Springfield Manufacturing, a leading provider of air handling units for the data center, telecommunications, healthcare, and aerospace markets. In addition, the Company purchased liquid immersion cooling technology from TMGcore, Inc. in January 2024. Acquisition and integration costs in fiscal 2024, recorded as SG&A expenses at Corporate, primarily include fees for i) transaction advisors, ii) legal, accounting, and other professional services, and iii) incremental costs directly associated with integration activities. In addition, the adjustment includes $1.6 million, also recorded at Corporate, for the impact of an inventory purchase accounting adjustment. The Company wrote up acquired inventory to its estimated fair value and is charging the write-up to cost of sales as the underlying inventory is sold. The tax benefit related to the acquisition related costs and adjustments for fiscal 2024 was $0.8 million.

(d)
Environmental charges, including related legal costs, are recorded as SG&A expenses at Corporate and relate to a previously-owned U.S. manufacturing facility. The tax benefit related to environmental charges during fiscal 2024 and fiscal 2023 was $0.6 million and $0, respectively.

(e)
In fiscal 2023, the Company amended and extended its primary debt agreement in the U.S. In connection with the credit agreement modification, the Company recorded $0.7 million of costs as interest expense during the third quarter of fiscal 2023. There was no tax benefit associated with these costs.

(f)
During the fourth quarter of fiscal 2023, the Company reversed the valuation allowance on certain deferred tax assets in the U.S. As a result, the Company recorded an income tax benefit of $57.3 million.

Modine Manufacturing Company
Segment adjusted financial results (unaudited)
(In millions)

	Three months ended March 31, 2024				Three months ended March 31, 2023
	Climate Solutions	Performance Technologies	Corporate and eliminations	Total	Climate Solutions	Performance Technologies	Corporate and eliminations	Total
Operating income	$39.2	$26.6	$(19.0)	$46.8	$34.2	$24.5	$(10.2)	$48.5
Depreciation and amortization expense	7.0	7.9	0.1	15.0	5.7	7.9	0.2	13.8
Restructuring expenses (a)	1.3	11.6	-	12.9	1.9	0.9	-	2.8
Acquisition and integration costs (a)	-	-	4.1	4.1	-	-	-	-
Environmental charges (a)	-	-	-	-	-	-	0.4	0.4
Adjusted EBITDA	$47.5	$46.1	$(14.8)	$78.8	$41.8	$33.3	$(9.6)	$65.5

Net sales	$264.5	$344.4	$(5.4)	$603.5	$263.0	$364.1	$(9.0)	$618.1
Adjusted EBITDA margin	18.0%	13.4%		13.1%	15.9%	9.1%		10.6%

	Twelve months ended March 31, 2024				Twelve months ended March 31, 2023
	Climate Solutions	Performance Technologies	Corporate and eliminations	Total	Climate Solutions	Performance Technologies	Corporate and eliminations	Total
Operating income	$166.9	$123.4	$(49.6)	$240.7	$124.1	$65.6	$(39.3)	$150.4
Depreciation and amortization expense	23.5	31.7	0.9	56.1	21.7	31.8	1.0	54.5
Restructuring expenses (a)	3.0	12.0	-	15.0	2.2	2.8	-	5.0
Gain on sale of assets (a)	-	-	(4.0)	(4.0)	-	-	-	-
Acquisition and integration costs (a)	-	-	4.1	4.1	-	-	-	-
Environmental charges (a)	-	-	2.4	2.4	-	-	2.2	2.2
Adjusted EBITDA	$193.4	$167.1	$(46.2)	$314.3	$148.0	$100.2	$(36.1)	$212.1

Net sales	$1,054.6	$1,378.0	$(24.8)	$2,407.8	$1,011.9	$1,316.2	$(30.2)	$2,297.9
Adjusted EBITDA margin	18.3%	12.1%		13.1%	14.6%	7.6%		9.2%

(a)	See the Adjusted EBITDA reconciliation on the previous page for information on restructuring expenses and other adjustments.

Net debt (unaudited)
(In millions)

	March 31, 2024	March 31, 2023
Debt due within one year	$31.7	$23.4
Long-term debt	399.9	329.3
Total debt	431.6	352.7

Less: cash and cash equivalents	60.1	67.1
Net debt	$371.5	$285.6

Free cash flow (unaudited)
(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$39.6	$39.6	$214.6	$107.5
Expenditures for property, plant and equipment	(43.9)	(15.5)	(87.7)	(50.7)
Free cash flow	$(4.3)	$24.1	$126.9	$56.8

Modine Manufacturing Company
Organic sales and organic sales growth (unaudited)
(In millions)

	Three months ended March 31, 2024				Three months ended March 31, 2023
	External Sales	Effect of Exchange Rate Changes	Effect of Acquisitions	Organic Sales	External Sales	Effect of Dispositions	Sales Excluding Dispositions	Organic Sales Growth
Net sales:
Climate Solutions	$264.5	$(2.0)	$(9.8)	$252.7	$262.9	$-	$262.9	-4%
Performance Technologies	339.0	(0.4)	-	338.6	355.2	(24.2)	331.0	2%
Net Sales	$603.5	$(2.4)	$(9.8)	$591.3	$618.1	$(24.2)	$593.9	0%

	Twelve months ended March 31, 2024				Twelve months ended March 31, 2023
	External Sales	Effect of Exchange Rate Changes	Effect of Acquisitions	Organic Sales	External Sales	Effect of Dispositions	Sales Excluding Dispositions	Organic Sales Growth
Net sales:
Climate Solutions	$1,054.6	$(13.7)	$(12.4)	$1,028.5	$1,011.5	$-	$1,011.5	2%
Performance Technologies	1,353.2	(13.8)	-	1,339.4	1,286.4	(36.4)	1,250.0	7%
Net Sales	$2,407.8	$(27.5)	$(12.4)	$2,367.9	$2,297.9	$(36.4)	$2,261.5	5%

SOURCE: Modine

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com